EXHIBIT 5.1

                            GARDNER, CARTON & DOUGLAS
                            Suite 3400 - Quaker Tower
                             321 North Clark Street
                          Chicago, Illinois 60610-4795
                                 (312) 644-3000


                               September 23, 1999


Engineering Animation, Inc.
2321 North Loop Drive
Ames, IA  50010

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Engineering Animation, Inc., a Delaware corporation (the "Corporation"), in connection with the filing of a Registration Statement on Form S-8 by the Corporation under the Securities Act of 1933, as amended (the "Registration Statement"), which Registration Statement registers
(i) 550,000 shares of Common Stock of the Corporation, par value $0.01 per share (the "Common Stock"), reserved for issuance upon the exercise of options issuable pursuant to the Engineering Animation, Inc. Stock Option Plan (the "Plan") and (ii) 225,000 shares of Common Stock reserved for issuance upon the exercise of options granted to Robert Nierman, Executive Vice President and Chief Operating Officer of the Corporation, under a Non-Qualified Stock Option Agreement (the "Option Agreement"). In that capacity, we have reviewed the Certificate of Incorporation and Bylaws of the Corporation, both as amended to date, the Registration Statement, the Plan, the Option Agreement, the originals or copies of corporate records reflecting the corporate action taken by the Corporation in connection with the approval of the Plan and the Option Agreement and the issuance of the Common Stock under the Plan and the Option Agreement and such other instruments as we have deemed necessary for the issuance of this opinion.

         Based upon the foregoing, we are of the opinion that the Common Stock to be offered under the Plan and the Option Agreement has been duly authorized by all requisite action on the part of the Corporation and, when issued in accordance with the terms and conditions of the Plan and the Option Agreement, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                                    Very truly yours,

                                            /s/  GARDNER, CARTON & DOUGLAS